Exhibit 99.1

Dear Mr Wang and other CELM Board members,

It is with regret that I would like to inform the CELM Board of my intention to resign from the Board on 5PM May 28th, Beijing time.

My resignation stems from the fact that I do not agree with the approach the company’s management has taken in addressing the Malone Bailey (MB) allegation and the subsequent SEC and Nasdaq inquiries. In particular, the termination of PWC’s forensic audit, which led to the dissolution of the Special Committee, commissioned by the Board to investigate the MB allegation, can be perceived by Nasdaq and the SEC as evidence of unwillingness by the company to investigate itself. Whether this unwillingness is in essence true or not, I do not feel I can be an effective member of the Board in helping guide CELM through this difficult time.

I believe the company management is sincere in its desire to cooperate with the SEC and Nasdaq’s inquiries, and to meet the US regulatory requirements to have the CELM stock removed from the suspended list.  I also understand the issues management faces in trying to balance compliance while protecting the interests of the company and of its investors. It is my sincere hope that the company can find the right balance and restore the confidence of its investors and the regulatory agencies.

Regards,

James Lee